Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

June 19, 2016

AgEagle Aerial Systems, Inc.
117 South 4th Street
Neodesha, Kansas 66757

Re:	AgEagle Aerial Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333- 211467) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed underwritten public offering and sale by the Company of (i) up to 2,730,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 359,500 Shares (the “Company Over-Allotment Shares”) that may be purchased by the underwriters pursuant to an option to purchase additional Shares to cover over-allotments. Additionally, the Registration Statement relates to the proposed underwritten public offering and resale by a selling security holder of up to 50,000 shares (the “Selling Holder Over-Allotment Shares”) of the Company’s Common Stock, issued pursuant to a consulting agreement dated as of March 1, 2015 (the “Consulting Agreement”), that may be purchased by the underwriters pursuant to an option to purchase additional shares to cover over-allotments, on a pro rata basis with the Company Over-Allotment Shares. We understand that the Shares, the Company Over-Allotment Shares and the Selling Holder Over-Allotment Shares are proposed to be sold to the underwriters for resale to the public, as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Consulting Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that (i) the Shares and the Company Over-Allotment Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) the Selling Holder Over-Allotment Shares have been duly authorized and, are validly issued, fully paid and non-assessable.

AgEagle Aerial Systems, Inc. June 19, 2016 Page 2

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP